Exhibit 3.1

CERTIFICATE OF CORRECTION

OF

SECOND AMENDED AND RESTATED CERTIFICATE OF
INCORPORATION

OF

PRIVETERRA ACQUISITION CORP.

Pursuant to the provisions of § 103(f) of the General
Corporation Law of the State of Delaware

FIRST: The name of the corporation is Priveterra Acquisition Corp. (the “Corporation“).

SECOND: The Second Amended and Restated Certificate of Incorporation of the Corporation was filed in the office of the Secretary of State of the State of Delaware on February 8, 2021.

THIRD: The Second Amended and Restated Certificate of Incorporation of the Corporation so filed is an inaccurate record of the corporate action therein in that references to a deadline of 18 months throughout Article 9 are incorrect due to a scrivener’s error.

FOURTH: All references in the Second Amended and Restated Certificate of Incorporation to “18 months” are corrected to read “24 months”.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Correction this 19th day of August, 2022.

PRIVETERRA ACQUISITION CORP.

By:	/s/ Oleg Grodnensky
	Name:	Oleg Grodnensky
	Title:	Chief Financial Officer